================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               FERRO CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               FERRO CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               FERRO CORPORATION
                              1000 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114

                                                                  March 13, 1997

DEAR SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Ferro Corporation which will be held on Friday, April 25, 1997, in the Erie Room at One Cleveland Center, 1375 E. 9th Street, Cleveland, Ohio. The meeting will begin at 10:00 A.M., Cleveland time, but we hope that you will be able to join the officers and directors at 9:30 A.M. for coffee and informal conversation. The matters to be considered are described in the following pages and include information concerning each director and each nominee for director.

     The items proposed for action by the shareholders at the meeting are the election of directors, the adoption of the 1997 Performance Share Plan, the designation of auditors, the consideration of a shareholder proposal concerning compensation of non-employee directors, the consideration of a shareholder proposal concerning declassification of the Board of Directors and such other business, if any, as may properly come before the meeting. In addition, the officers will give current reports on the status of the business of Ferro.

     Shareholders of record at the close of business on February 26, 1997 are entitled to vote at the meeting.

     It is important to your interests that all shareholders participate in the affairs of Ferro regardless of the number of shares owned. Accordingly, we urge you promptly to fill out, sign and return the enclosed proxy even if you plan to attend the meeting. You have the option to revoke it at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting.

                                              Very truly yours,

                                              ALBERT C. BERSTICKER, Chairman
                                                and Chief Executive Officer

                                PROXY STATEMENT

                             ELECTION OF DIRECTORS

     The Board of Directors of Ferro presently consists of ten members, divided into three classes. The directors in each class are elected for terms of three years so that at each annual meeting the term of office of one class of directors expires. The terms of office of four directors of Ferro will expire on the day of the 1997 annual meeting, upon election of successors.

     Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Glenn R. Brown, William E. Butler, John C. Morley and Hector R. Ortino to serve for three year terms and until their successors are elected; provided, however, that if the election of directors is by cumulative voting (see pages 32 and 33 of this Proxy Statement) the persons appointed by the accompanying proxy intend to cumulate the votes represented by proxies they receive and distribute such votes in accordance with their best judgment. All of the candidates for election as directors are directors whose present terms of office will expire at the meeting.

     Werner F. Bush resigned as a member of the Board of Directors on September 30, 1996.

     If any nominee is not available at the time of the election, proxies will be voted to decrease the authorized number of directors. However, Ferro has no reason to believe that any of the nominees will not be available.

     Information is set forth below regarding the principal occupation and the number of shares of Ferro Stock owned on February 26, 1997 by each nominee and each of the other directors who will continue in office after the meeting.

      NOMINEE FOR ELECTION

                                      GLENN R. BROWN, age 66, Science Advisor to the Governor of the
           BROWN PHOTO                State of Ohio. Retired Senior Vice President and Director Standard
                                      Oil Company (now BP America). Dr. Brown joined The Standard Oil
       DIRECTOR SINCE 1988            Company (Ohio) in 1953 and, after serving in various assignments, was elected a Senior Vice President in 1979. He also served as a director of Standard Oil from 1981 until his retirement in 1986.
                                      Following his retirement from Standard Oil, Dr. Brown served at
                                      Case Western Reserve University as Director of Strategic Planning,
                                      Dean of the Colleges and from 1990-1993 as Vice Provost for
                                      Corporate Research and Technology Transfer. He is also a Director of Nordson Corporation (manufacturer of industrial application equipment).

                                      Common Shares owned 3,428        Nominee for term expiring in 2000

                                      WILLIAM E. BUTLER, age 65, Retired Chairman of the Board and Chief
          BUTLER PHOTO                Executive Officer, Eaton Corporation (engineered products for automotive, industrial, commercial and military markets). Mr.
       DIRECTOR SINCE 1992            Butler was employed by Eaton from 1957 through 1995, serving as
                                      President and Chief Executive Officer prior to his election as
                                      Chairman in 1991. Mr. Butler is a director of Applied Industrial
                                      Technologies, Inc. (industrial products distributor), Pitney Bowes
                                      Inc. (manufacturer of mailing, copying and voice processing systems), Zurn Industries, Inc. (manufacturer of environmental quality control and energy conversion systems and leisure
                                      products) and Goodyear Tire & Rubber Company (manufacturer of tires and other products).

                                      Common Shares owned 1,725        Nominee for term expiring in 2000

                                      JOHN C. MORLEY, age 65, President of Evergreen Ventures, Ltd.
          MORLEY PHOTO                (private investment company). Retired President and Chief
                                      Executive Officer of Reliance Electric Company (manufacturer of
       DIRECTOR SINCE 1987            industrial motors and controls, mechanical power transmission products and specialty telecommunication products and systems).
                                      Mr. Morley began his career with Exxon Corporation in 1958 and served as President of Exxon Chemical Company, USA and Senior Vice
                                      President of Exxon USA before joining Reliance in 1980 as
                                      President and Chief Executive Officer. In December, 1986, Mr.
                                      Morley led an investor group in the leveraged acquisition of
                                      Reliance Electric Company from Exxon. In January of 1995, Rockwell
                                      International Corporation acquired Reliance Electric Company. Mr.
                                      Morley serves as a Director of AMP Incorporated (manufacturer of electrical and electronic components), Cleveland-Cliffs, Inc. (a full service iron-ore company) and Lamson and Sessions, Inc.
                                      (manufacturer and marketer of consumer and commercial electrical and polymeric products).

                                      Common Shares owned 4,109        Nominee for term expiring in 2000

      NOMINEE FOR ELECTION

                                      HECTOR R. ORTINO, age 54, President and Chief Operating Officer of
          ORTINO PHOTO                Ferro. He began his career as Treasurer of Ferro Argentina in 1971 and subsequently became Financial Director in 1973. In 1976, Mr.
       DIRECTOR SINCE 1993            Ortino was promoted to Managing Director of Ferro Argentina. Mr.
                                      Ortino was named Managing Director of Ferro Mexico in 1982. In
                                      1983, he was appointed Assistant to the Executive Vice
                                      President -- Finance and relocated to Cleveland. He was named Vice
                                      President Finance in 1984; was named Vice President -- Finance and
                                      Chief Financial Officer in 1987; was named Senior Vice President and Chief Financial Officer in 1991; was named Executive Vice
                                      President and Chief Financial -- Administrative Officer in 1993;
                                      and was named President and Chief Operating Officer in 1996. Prior to joining Ferro, Mr. Ortino served as Treasurer of Columbia
                                      Broadcasting Systems, Argentina and Assistant to the Treasurer of
                                      Pfizer, Inc., Argentina. Mr. Ortino is also a director of
                                      Defiance, Inc. (manufacturer of automotive parts), Bunge
                                      International, Inc. (diversified company with businesses in grain trading, the food industry, chemicals and textiles) and Parker
                                      Hannifin Corporation (producer of motion and control components for industrial and aerospace markets).

                                      Common Shares owned 113,268 (1)  Nominee for term expiring in 2000
                                      ESOP Convertible Preferred Shares beneficially owned 2,708

      DIRECTORS WHOSE TERMS
     OF OFFICE WILL CONTINUE
        AFTER THE MEETING

                                      SANDRA HARDEN AUSTIN, age 49, President, Austin & Associates
          AUSTIN PHOTO                (management consulting firm). Between 1981 and 1988, Ms. Austin was employed by the Huron Road Hospital in Cleveland, and during
       DIRECTOR SINCE 1994            that time served as the Director of Planning, Vice President and
                                      President. In 1988, she was appointed Senior Vice President and
                                      General Manager of the Medical/Surgical and Psychiatry Management
                                      Centers of University Hospitals of Cleveland and served in that capacity until 1990. Ms. Austin was named the Executive Vice
                                      President and Chief Operating Officer of The University of Chicago
                                      Hospitals in 1990 and served in that capacity until 1994, at which time she was appointed President of Caremark Clinical Management
                                      Services, a division of Caremark, Inc. In 1995, Ms. Austin was named President of Caremark Physician Services, a division of
                                      Caremark, Inc. which provides physician practice management services. Ms. Austin also serves as a director of National City
                                      Corporation and South Shore Bank (bank holding companies) and
                                      Atria Communities, Inc. (provider of assisted and independent living communities for the elderly).

                                      Common Shares owned 725                          Term expires 1999

      DIRECTORS WHOSE TERMS
     OF OFFICE WILL CONTINUE
        AFTER THE MEETING

                                      ALBERT C. BERSTICKER, age 62, Chairman and Chief Executive Officer
        BERSTICKER PHOTO              of Ferro. Mr. Bersticker began his career as a Research Engineer with Ferro in 1958. Following various assignments with the
       DIRECTOR SINCE 1978            International Division, he became Plant Manager of the Company's
                                      Spanish subsidiary and was named Managing Director of Ferro Spain in 1969. Returning to the United States in 1973, Mr. Bersticker
                                      was named Assistant to the Group Vice President -- International
                                      Operations. In 1974, he was appointed Group Vice President --
                                      International; was named Executive Vice President, Operations, in 1976; was named Executive Vice President and Chief
                                      Operating Officer in 1986; was named President and Chief Operating
                                      Officer in 1988; was named Chief Executive Officer in 1991; and
                                      was named Chairman in 1996. Mr. Bersticker is also a Director of
                                      Centerior Energy Corporation (electric utility holding company),
                                      KeyCorp (bank holding company), Oglebay Norton Company (minerals and shipping) and Brush Wellman Inc. (manufacturer of beryllium alloy parts).

                                      Common Shares owned 348,599 (1)                  Term expires 1998
                                      ESOP Convertible Preferred Shares beneficially owned 2,712

                                      PAUL S. BRENTLINGER, age 69, a Partner of Morgenthaler Ventures, a
        BRENTLINGER PHOTO             venture capital partnership which invests in and provides
                                      management advisory services to emerging growth companies. Mr.
       DIRECTOR SINCE 1984            Brentlinger joined Harris Corporation (manufacturer of advanced information processing, communication and microelectronics products) in 1951 and, after serving in various assignments, was named Vice President -- Corporate Development in 1969; Vice
                                      President -- Finance in 1975 and Senior Vice President -- Finance
                                      in 1982. He retired from Harris Corporation and joined
                                      Morgenthaler in 1984. He is a Director of Allegheny Teledyne, Inc.
                                      (manufacturer of specialty metals, aerospace and electronic products and specialized consumer and industrial products).

                                      Common Shares owned 7,829 (1)                    Term expires 1998

                                      A. JAMES FREEMAN, age 68, Retired Vice Chairman and Chief
          FREEMAN PHOTO               Executive Officer of Lord Corporation (manufacturer of bonded rubber specialty products for the automotive industry, adhesives
       DIRECTOR SINCE 1986            and chemical coatings). Mr. Freeman began his career with General
                                      Mills. In 1960, he joined Lord Corporation as Manager of the
                                      Development Department. He was appointed Corporate Group Vice
                                      President in 1970, Executive Vice President in 1975, President in
                                      1982 and Vice Chairman and Chief Executive Officer in 1991. He
                                      retired in 1994. Mr. Freeman is also a Director of Lord, Eriez
                                      Magnetics (manufacturer of magnetic devices), EFCO, Inc.
                                      (manufacturer of forming presses), KePRO Inc. (medical peer review organization) and a member of the Advisory Board of Liberty Mutual
                                      Insurance Company.

                                      Common Shares owned 13,782 (1)                   Term expires 1998

      DIRECTORS WHOSE TERMS
     OF OFFICE WILL CONTINUE
        AFTER THE MEETING

                                      REX A. SEBASTIAN, age 67, Private Investor. Mr. Sebastian began
         SEBASTIAN PHOTO              his career with Procter and Gamble. In 1955, he joined Cummins
                                      Engine Company, Inc. where he held several positions including
       DIRECTOR SINCE 1988            Vice-President -- International and Managing Director of Cummins
                                      Engine Company, Ltd., in Scotland. In 1966, Mr. Sebastian joined
                                      Dresser Industries, Inc. (energy and industrial-related products and services) as Vice President -- International Operations and was named Vice President -- Operations in 1971. In 1975, he was named Senior Vice President -- Operations, a position he held until his retirement in 1985. Mr. Sebastian is a member of the
                                      Board of Directors of Texas Commerce Bank National Association and
                                      Hallwood Energy Corporation (oil and gas exploration and
                                      production).

                                      Common Shares owned 7,164                        Term expires 1999

                                      DENNIS W. SULLIVAN, age 58, Executive Vice President, Industrial,
         SULLIVAN PHOTO               of Parker-Hannifin Corporation (manufacturer of fluid power products). Mr. Sullivan began his career with Parker-Hannifin
       DIRECTOR SINCE 1992            Corporation in 1960 as a Sales Engineer, and after serving in various assignments, was named Group Vice President in 1972;
                                      President of the Fluid Connectors Group in 1976; Corporate Vice
                                      President in 1978; President of the Fluidpower Group in 1979;
                                      President of the Industrial Sector in 1980; and he assumed his present position in 1981. Mr. Sullivan is also a Director of
                                      Parker-Hannifin and KeyCorp (bank holding company).

                                      Common Shares owned 4,428                        Term expires 1999

---------------

(1) The shares reported as owned by Messrs. Bersticker, Brentlinger, Freeman and Ortino include shares that they do not own of record but of which they are beneficial owners. An individual is deemed to be the beneficial owner of shares as to which he exercises or influences voting power or investment power. The number of shares (included in those reported above) as to which Messrs. Bersticker, Brentlinger, Freeman and Ortino are not owners of record but as to which they exercise or influence voting control or investment decisions are as follows: Mr. Bersticker -- 101,398 shares, Mr. Brentlinger -- 150 shares, Mr. Freeman -- 2,000 shares and Mr. Ortino -- 7,252 shares. The number of shares reported above for Messrs. Bersticker and Ortino include 29,400 and 15,800 shares, respectively, issued to them under the Performance Share Plan which are subject to risk of forfeiture based upon the terms of that plan. The number of shares which may be acquired by Messrs. Bersticker and Ortino pursuant to exercisable stock options as of May 1, 1997 are as follows: Mr. Bersticker 183,750 shares; and Mr. Ortino -- 73,125 shares (included in the number of shares reported above).

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Based on information supplied by them as of February 26, 1997, no individual director beneficially owns as much as 1% of the outstanding Common Stock, except Mr. Bersticker, who owns approximately 1.3% of the outstanding Common Stock, and all directors and officers of Ferro as a group beneficially own 811,412 shares of Ferro Common Stock, representing approximately 3.1% of its outstanding shares and 22,181 shares of ESOP Convertible Preferred Stock, representing approximately 1.7% of the outstanding shares of that series. Included in the number of shares beneficially owned by officers and directors as a group are 454,044 shares of Common Stock which could be acquired through exercisable stock options as of May 1, 1997 and 102,600 shares issued under the Ferro Performance Share Plan which are subject to the risk of forfeiture under the terms of that Plan. The beneficial ownership of Messrs. Bersticker and Ortino are set forth below their biographies on pages 4 and 3 of this Proxy Statement. With respect to the other officers named in the Summary Compensation Table on page 19 of this Proxy Statement, Mr. Bush beneficially owns 112,002 shares of Common Stock and 2,638 shares of ESOP Convertible Preferred Stock; Mr. Finch beneficially owns 21,725 shares of Common Stock and 1,588 shares of ESOP Convertible Preferred Stock; Mr. Friederichsen beneficially owns 14,575 shares of Common Stock and 516 shares of ESOP Convertible Preferred Stock; and Mr. Ritondaro beneficially owns 39,842 shares of Common Stock and 2,158 shares of ESOP Convertible Preferred Stock. The shares reported for Messrs. Bush, Finch, Friederichsen, and Ritondaro include 76,875, 7,375, 14,125, and 25,375 shares which may be acquired through exercisable stock options as of May 1, 1997 and 12,600, 7,200, 6,100, and 6,600, shares issued under the Performance Share Plan which are subject to risk of forfeiture based upon the terms of that plan.

     The following table sets forth information concerning each person known by Ferro to be the beneficial owner of more than 5% of its outstanding Common Stock or stock convertible into Common Stock.

                                                      AMOUNT AND          PERCENT
               NAME AND ADDRESS                  NATURE OF BENEFICIAL       OF
              OF BENEFICIAL OWNER                     OWNERSHIP            CLASS
-----------------------------------------------  --------------------     -------
FMR Corporation................................        2,531,000(1)          9.9%
  82 Devonshire Road
  Boston, Massachusetts 02109
Mario J. Gabelli and related entities..........        2,371,750(2)          9.3%
  One Corporate Center
  Rye, New York 10017
Prudential Insurance Company of America........        1,664,900(3)          6.5%
  Prudential Plaza
  Newark, New Jersey 07102-3777
National City Bank, Trustee....................        1,338,909(4)          100%
     under the Ferro Corporation
     Savings and Stock Ownership Plan
  1900 East 9th Street
  Cleveland, Ohio 44114

---------------

(1) Information regarding share ownership was obtained from Schedule 13G filed January 10, 1997, by FMR Corporation.

(2) Information regarding share ownership was obtained from Schedule 13D filed March 5, 1996 by The Gabelli Group, Inc. Mario J. Gabelli is deemed to be the beneficial owner of all entities jointly filing such Schedule 13D.

(3) Information regarding share ownership was obtained from Schedule 13G filed February 10, 1997 by Prudential Insurance Company of America.

(4) The beneficial owners of the Savings and Stock Ownership Plan are participating employees of the Company. The 1,338,909 shares of Convertible Preferred Stock are convertible into 2,319,660 shares of Common Stock, representing approximately 9.1% of the outstanding Common Stock. The Preferred Stock is nontransferable and, upon distribution of an account balance to a plan participant, such participant receives Common Stock issuable upon conversion of the Preferred Stock or cash payable upon redemption of the Preferred Stock. Each share of Preferred Stock carries one vote, voting together with the Common Stock on most matters. The Trustee votes in accordance with the instructions of plan participants.

     Section 16(a) of the Securities Exchange Act of 1934 requires Ferro's officers and directors, and persons who own more than ten percent of a registered class of Ferro's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish Ferro with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Ferro during 1995 and Forms 5 and amendments thereto furnished to Ferro with respect to 1996, no director, officer, beneficial owner of more than 10% of its outstanding Common Stock or stock convertible into Common Stock or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 1996 or prior fiscal years any reports required by Section 16(a) of the Exchange Act.

              CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS

     During 1996, the Board held seven regularly scheduled monthly meetings and committees of the Board met from time to time upon call of the Chief Executive Officer (or in the case of the Audit Committee, upon call of its Chairman). During 1996, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served.

     Each director who is not an employee of Ferro is paid an annual retainer fee of $15,000. In addition, directors (other than employee directors) are paid an attendance fee of $1,500 for meetings of the Board and $1,000 for meetings of its committees. The Chairman of the Audit Committee and the Chairman of the Compensation and Organization Committee are each paid an additional annual retainer of $2,000. The directors have the right to defer their fees into a Ferro Common Stock account. Amounts so deferred will be invested in Ferro Common Stock, together with dividends thereon which will be reinvested in Ferro Common Stock. The deferred account will be distributed after retirement of the director.

     The Audit Committee of the Board of Directors engages in the functions usual to an audit committee of a publicly held corporation, including recommendations as to the engagement of independent accountants; review with the independent accountants of the proposed scope of and plans for annual audits and review of audit results; review of the adequacy of internal financial controls and internal audit functions; and review of any problems identified by either the internal or external audit functions. During 1996, the Audit Committee met twice. Messrs. Brown, Brentlinger, Freeman and Morley are the current members of the Audit Committee, with Mr. Brentlinger serving as Chairman.

     The Compensation and Organization Committee considers and formulates recommendations with respect to the compensation of Ferro's officers and performs functions delegated by the Board with respect to the Stock Option Plan, the Performance Share Plan and the Incentive Compensation Plan. Included among its functions is the review of recommendations (including written recommendations made by any shareholder) as to new members of the Board of Directors. Shareholder recommendations for members of the Board of Directors should be submitted in writing to the Secretary of Ferro. During 1996, the Committee met four times. A report of the Compensation and Organization Committee is set forth on pages 14 through 17 of this Proxy Statement.

     The Finance Committee reviews the Company's financial plans and recommends actions to management and/or the Board of Directors as the Committee deems appropriate. The Finance Committee reviews the Company's identified world-wide financing requirements and its plans to meet such requirements. Included among its responsibilities is the review of projected world-wide cash flow, the Company's financial objectives and strategies, major acquisitions, and investment performance of the Company's pension plans. In addition, the committee must review and approve the annual capital appropriation budget. During 1996, the Committee met twice. Ms. Austin and Messrs. Brentlinger, Sebastian and Sullivan are the current members of the Finance Committee, with Ms. Austin serving as Chairperson.

                  APPROVAL OF THE 1997 PERFORMANCE SHARE PLAN

     Ferro has maintained a Performance Share Plan since 1982. Most recently the 1995 Performance Share Plan was approved by shareholders in 1995.

     During the last three years Ferro has introduced a shift in its compensation philosophy to emphasize incentive-based compensation for its officers and other senior executives. The proposed revisions to the Performance Share Plan are necessary to support this shift in emphasis.

     Three characteristics of the Performance Share Plan support the Company's compensation objectives:

          a. Payment under the Plan is based wholly on performance.

          b. The Plan requires, not just performance in a single year, but sustained performance over a three-year period.

          c. Unlike stock options, awards under the Performance Share Plan can be (and are) tailored to performance parameters designed for the characteristics of each of Ferro's business units.

     Management believes that long-term incentive compensation should be weighted more heavily toward the Performance Share Plan than past practice, which emphasized stock options. Performance shares complement stock options by rewarding achievement in the specific performance parameters judged most important to enhancing the Company's overall performance. The award limitations in the Performance Share Plan, as it was approved by the shareholders in 1995, are too restrictive for management to realize its goal of emphasizing sustained performance measured against parameters tailored to the individual business units. Thus, it has been proposed that the maximum award limitation and achievement levels be increased to emphasize long-term incentive compensation.

     For that reason, the Board of Directors recommends a vote for the approval of the 1997 Performance Share Plan.

SUMMARY OF CHANGES

     The principal changes in the Plan, as compared to the Performance Share Plan as previously in effect, are:

          a. Increasing the maximum degree of attainment applicable to performance goals (200%); and

          b. Increasing the maximum award levels to any individual participant (100,000 shares per award year).

SUMMARY OF THE 1997 PLAN

     The purpose of the Plan is to promote the long-term financial interests of the Company by attracting and retaining executive personnel possessing outstanding ability and motivating such personnel by means of performance related incentives to achieve long-range goals. The shares to be issued under the Plan will be shares of Common Stock. On February 26, 1997, the closing price of Common Stock on the New York Stock Exchange was $31.50.

     The Plan provides for the award, pursuant to written agreements, of "Performance Shares" to Plan participants. Participants in the Plan are officers or other key executives of the Company or any subsidiary or affiliate of the Company selected by a Committee (composed of not less than three directors of the Company selected by the Board of Directors) to participate in the Plan. Performance Shares are interests which will be converted into a specific number of shares of Common Stock at the end of the Performance Period if established Performance Targets are met, or are shares of Common Stock, which are subject to the risk of forfeiture, depending upon the degree of achievement of Performance Targets during the Performance Period. Performance Targets may be established in terms of Return on Equity, Operating Income as a Return on Net Assets, Operating Income as a Return on Average Assets Employed, Operating Income Growth Rate, Net Income Growth Rate, or various combinations of the foregoing. If the Performance Target has not been fully met at the end of the Performance Period, conversion or nonforfeiture will occur only to the extent, if any, provided at the time of the award of such Performance Shares, for the conversion or nonforfeiture of a portion of Performance Shares based on partial attainment of the Performance Target; and under such circumstances the balance of any Performance Shares, or forfeiture shares of Common Stock, for such Performance Period will be forfeited.

     If a participant ceases to be employed by the Company or one of its subsidiaries because of the participant's death, disability or retirement pursuant to the applicable established retirement policies, the participant will be eligible to receive a pro-rata proportion of the Performance Shares awarded, or a pro-rata portion of the Common Stock awarded shall become nonforfeitable, following the end of the Performance Period and the determination of the degree of achievement of the applicable Performance Targets. The pro-rata share shall be measured by a fraction of which the numerator is the portion of the Performance Period during which the participant's employment continued and the denominator is the Performance Period. Except as otherwise provided in the case of a "change in control" (see discussion below) or in the case of participants who have executive employment agreements with the Company, if a participant ceases to be employed by either the Company or one of its subsidiaries for any reason other than death, disability or retirement pursuant to the applicable established retirement policies, then the participant will forfeit all Performance Shares and Common Stock awarded to him other than those Performance Shares or Common Stock applicable to Performance Periods which have been completed at the time of such cessation of employment. In the case of those participants who are parties to executive employment agreements with the Company, employment is deemed to have continued through the end of the contract term provided for in the employment agreement unless terminated by the Company for cause or by the participant without good reason as determined under the terms of the employment agreement. Currently, there are 11 officers and 10 key executives who are participants in the Plan.

     In the event of a "change in control" of the Company, each participant in the Plan shall be entitled to receive a pro-rata proportion of the shares of Common Stock and cash which would have been issued to such participant at the end of the Performance Period, or if applicable, a pro-rata portion of the Common Stock shall become nonforfeitable. The pro-rata proportion shall be measured by a fraction of which the numerator is the portion of the Performance Period prior to such change in control and the denominator is the Performance Period. In lieu of issuing shares of Common Stock of the Company upon conversion of Performance Shares, the Company shall make payment to the participants in cash based on the "fair market value of the Common Stock," as defined in the Plan, that would have been issued under the Plan.

     The Board of Directors may terminate the Plan at any time. No Performance Shares will be awarded under the Plan after December 31, 2004. The Board of Directors may also amend the Plan provided that no change may be made which would impair the rights of any participant to whom an award of Performance Shares has been made without the consent of such participant. The Board may amend the Plan to permit assignment, encumbrance and transfer of the rights and interests of participants if and to the extent that such amendment would not produce adverse consequences under tax or securities laws. Moreover, the Board of Directors may not, without the approval of the shareholders, make any amendment which would materially increase the benefits accruing to participants under the Plan, materially increase the aggregate number of shares which may be issued (other than an increase reflecting a change in the capitalization of the Company) or change the class of employees eligible to participate in the Plan.

AWARDS UNDER THE PLAN

     The following table sets forth information regarding the number of Performance Shares that would have been paid out for the 1994 to 1996 period if the 1997 Performance Share Plan had been in effect.

                          NAME                              NUMBER OF SHARES PAID OUT
---------------------------------------------------------   -------------------------
A.C. Bersticker
  Chairman and Chief Executive
  Officer................................................          1,779 shares
H.R. Ortino
  President and Chief
  Operating Officer......................................            806 shares
W.F. Bush(1)
  Executive Vice President and
  Chief Operating Officer................................            806 shares
R.J. Finch
  Vice President, Specialty
  Plastics...............................................            511 shares
J.B. Friederichsen
  Vice President, Specialty
  Chemicals..............................................              0 shares
G.H. Ritondaro
  Vice President and Chief
  Financial Officer......................................            305 shares
Executive Group..........................................          5,042 shares
Non-Executive Officer Employee Group.....................          3,560 shares

---------------

NOTE:

(1) Mr. Bush ceased to be an executive officer of the Company on September 30, 1996 when he stepped down as Executive Vice President and Chief Operating Officer.

                            RECOMMENDATION AND VOTE

     The affirmative vote of a majority of the shares present and voting at the meeting on this issue is necessary for the adoption of the 1997 Performance Share Plan.

                        THE BOARD OF DIRECTORS URGES YOU
           TO VOTE "FOR" APPROVAL OF THE 1997 PERFORMANCE SHARE PLAN.

                            DESIGNATION OF AUDITORS

     Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying the selection of KPMG Peat Marwick LLP to audit the books and accounts of Ferro for the current year ending December 31, 1997. KPMG Peat Marwick LLP has acted as the auditors of Ferro for many years. On recommendation of the Audit Committee, the Board of Directors has appointed such firm to continue as Ferro's auditors for the current year, subject to the approval thereof by the shareholders.

     Representatives of KPMG Peat Marwick LLP will be at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

     REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     The principal components of senior executive officer compensation at Ferro, and the role of the Compensation and Organization Committee of the Board of Directors as to each component in 1996, were as follows:

          1. Annual salary level for Messrs. Bersticker, Ortino and Bush recommended by the Committee and approved by the Board, and annual salary level for other executive officers approved by the Committee.

          2. Annual Incentive Compensation Plan (a cash bonus plan) under which achievement is measured primarily by attainment of mathematical targets, and, to a lesser extent, by non-mathematical determinations. The Committee adopts such a plan each year, including the placement of senior executives in the plan, determination of the applicable percentage of salary to be used for bonus measurement, and determination of the mathematical targets by which the level of bonus achievement will be measured. With respect to non-mathematical bonus matters in the case of the Chief Executive Officer, the Committee recommends, and the Board approves, the non-mathematical performance goals for the year ahead, and the actual achievement of goals and discretionary bonus award for the completed year. The Committee approves the personal performance goals and the actual non-mathematical bonus awards to senior executive officers other than the Chief Executive Officer.

          3. Performance Share Plan (a long term incentive plan) under which shares of common stock are issued, subject to risk of forfeiture, based upon the degree of achievement of Performance Targets during the Performance Period. The Committee determines the Performance Targets which will be applicable to determine the degree of vesting, or the degree of forfeiture, of Performance Shares and the awards of Performance Shares under the Performance Share Plan.

          4. Stock Options under the Stock Option Plan. The Committee determines the award of Stock Options under the Stock Option Plan.

     For several years TPF&C, a Towers Perrin Company, has served as executive compensation consultants to Ferro. The TPF&C advice is based on a variety of competitive data maintained by, or available to, TPF&C. From these data banks TPF&C derives standards for compensation levels at Ferro, based upon competitive levels in the market place. These competitive levels are averages derived from multiple salary surveys, and therefore, in effect, they are averages of averages.

     Applying this data to Ferro, and to Mr. Bersticker, Ferro's Chief Executive Officer, the Committee recommended (and the Board approved), for 1996:

          1. A salary level of $580,000, which is at the midpoint of competitive market salary data as reported by TPF&C;

          2. An annual incentive plan cash bonus target amount equal to 65% of salary. Fifty-five percent of such cash bonus target amount is based upon the degree of achievement of mathematical targets, with the target bonus achieved if the Company earns a 15% return on equity, 200% of target bonus achieved if the Company earns a 19% return on equity, and no mathematical bonus achieved if return on equity is less than 10%. Ten percent of target bonus amount is based upon non-mathematical factors. Such annual incentive target amounts reflected competitive levels of other companies in the market place for 1996 as reported by TPF&C.

          3. An award of options for 48,000 shares under the Ferro Stock Option Plan.

          4. A Performance Share award of 16,600 shares.

     The stock option award level and the performance share award level are in the third quartile of long term incentive programs of comparable companies in the market place as reported by TPF&C.

     The future value of stock option awards will, of course, be a function of the market value for Ferro stock in the future. The future value of Performance Share awards will be a function both of the future market value of Ferro stock and of the degree of achievement of the Performance Targets by which the degree of vesting, or the degree of forfeiture, of such Performance Shares is measured.

     In recommending Mr. Bersticker's non-mathematical (personal performance) level of bonus achievement, the Committee considered the degree of achievement of specific objectives that had been agreed upon with the Board for Mr. Bersticker at the beginning of 1996. The determination of the actual award was made in January, 1997. The award was fixed at 105% of target, or $60,900.

     The recommendations of the Committee represented satisfaction with the manner in which Mr. Bersticker has performed his responsibilities as Chief Executive Officer and his maturity, leadership, judgment and experience in the business of Ferro. The recommendations and actions of the Committee included consideration of TPF&C's data as to competitive standards of compensation in the market place. TPF&C advises the Company as to competitive levels of salary (fixed annual compensation), short term incentive compensation (Ferro's annual cash bonus plan) and long term incentive compensation (Ferro's Stock Option and Performance Share Plans). The Committee's policy is to attain competitive levels of executive compensation in each of these areas (salary, short term incentive and long term incentive).

     Mr. Bersticker strongly advocates, and the Committee concurs, that a substantial portion of executive compensation should be variable, based upon performance of the Company and results achieved by each member of management. Application of this principle resulted in 1996 long term incentive compensation levels for senior executive officers in the third quartile of competitive market data as reported by TPF&C.

     In 1996, Ferro's attainment of profitability performance improved over 1995 resulting in higher levels of executive bonuses, but did not reflect attainment in full of the target levels of profitability performance. Unless target levels of profitability performance are achieved, realization of values by the senior executives under the Performance Share Plan will be significantly below values reflected at the time of awards, because non-achievement of Performance Targets will result in significant forfeiture of Performance Shares previously awarded.

     In making its determinations and recommendations with respect to Messrs. Ortino, Finch, Friederichsen, and Ritondaro, the Committee considered and discussed those same materials and information that were considered with respect to Mr. Bersticker, as well as the advice and recommendations of Mr. Bersticker as to such individuals. The Committee also considered its evaluation of the individual performance of those individuals. In the case of Messrs. Finch, Friederichsen, and Ritondaro who have direct responsibilities with respect to Company operations, their levels of achievement under the Cash Bonus Plan and Performance Share Plan are materially impacted by the performance of those specific operations which are in their respective areas of responsibility.

     In 1993, the Internal Revenue Code was amended to add Section 162(m), which generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four highest paid executive officers is no longer deductible to the Company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. In 1994, the Committee recommended, and the shareholders approved, certain changes to the Company's Performance Share Plan and Employee Stock Option Plan which would qualify such plans under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. None of Ferro's executive officers received compensation in excess of $1 million in 1996.

                       S. Harden Austin, G. R. Brown, W. E. Butler, J. C. Morley

PERFORMANCE COMPARED TO CERTAIN STANDARDS

     The chart set forth below compares Ferro's cumulative total shareholder return for the five years ended December 31, 1996 to (a) that of the Standard & Poor's 500 Index and (b) that of a designated group of companies deemed to have a peer group relationship to Ferro. In all cases, the information is presented on a dividend reinvested basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     FERRO CORPORATION, S&P 500 INDEX AND S&P SPECIALTY CHEMICALS INDEX(1)

          MEASUREMENT PERIOD                                                            S&P SPECIALTY
        (FISCAL YEAR COVERED)             FERRO CORPORATION       S&P 500 INDEX        CHEMICALS INDEX
                1991                             100                   100                   100
                1992                             109                   108                   106
                1993                             131                   118                   121
                1994                              99                   120                   105
                1995                              99                   165                   139
                1996                             123                   203                   142

Note:

(1) Assumes $100 invested on December 31, 1991 in Ferro Common Stock, S&P 500 Index and S&P Specialty Chemicals Index.

SUMMARY COMPENSATION TABLE

     The following table shows on an accrual basis the elements of compensation paid or awarded during each of the three years ended December 31, 1996 to the Chief Executive Officer, each of the other four highest paid executive officers of Ferro and Werner F. Bush. Mr. Bush ceased to be an executive officer of the Company on September 30, 1996 when he stepped down as Executive Vice President and Chief Operating Officer.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                                                           AWARDS
                                                                 --------------------------
                     ANNUAL COMPENSATION                         PERFORMANCE                    ALL OTHER
-------------------------------------------------------------    SHARE PLAN       OPTIONS        COMPEN-
          NAME AND                        SALARY      BONUS       AWARD(1)        (NO. OF        SATION
     PRINCIPAL POSITION         YEAR       ($)         ($)           ($)         SHARES)(2)      ($)(3)
----------------------------    -----    --------    --------    -----------     ----------     ---------
A.C. Bersticker.............     1996     580,000     291,508      392,175         48,000         39,913
  Chairman and Chief             1995     549,000     169,531      153,600         30,000         26,025
  Executive Officer              1994     530,000     160,749      217,600         30,000         22,435

H.R. Ortino.................     1996     388,000     159,129      236,250         30,000         30,242
  President and Chief            1995     311,000      86,306       69,600         15,000         23,714
  Operating Officer              1994     251,334      96,692       98,600          9,000         23,264

W.F. Bush(4)................     1996     375,000     123,248      160,650         19,500         25,112
  Executive Vice President       1995     362,000      87,896       69,600         15,000         21,538
  and Chief Operating            1994     350,000      82,852       98,600         15,000         17,991
  Officer

R.J. Finch..................     1996     210,900     102,613       77,963          9,500         13,024
  Vice President, Specialty      1995     191,700      38,416       33,600          4,000         10,322
  Plastics                       1994     191,700      16,093       47,600          3,000          9,317

J.B. Friederichsen..........     1996     227,500      73,164      103,950         12,500         14,692
  Vice President, Specialty      1995     182,000      67,042       33,600          4,000         18,069
  Chemicals                      1994     146,504      15,156       47,600          3,000         87,987

G.H. Ritondaro..............     1996     200,000      60,920      103,950         12,500         18,730
  Vice President and Chief       1995     155,300      32,735       26,400          2,500         14,664
  Financial Officer              1994     150,000      24,874       37,400          2,500         14,029

---------------

Notes:

(1) The values reported are based upon the number of Performance Shares awarded, valued at the market price of the Common Stock on the date of the award. Such reported values are based upon achievement of target levels of performance by Ferro during the performance period. Realization of such values will be a function of Ferro's performance during the performance periods. The performance period is three years. Prior to the 1995 awards, Performance Shares issued to executive officers did not carry dividend rights until the expiration of the performance period. Performance is measured in relation to standards tied to return on average common equity, net income growth, return on average net assets employed and operating income growth. If Ferro's performance exceeds target levels, the number of shares can increase by up to 25%. At December 31, 1996, the persons listed above hold the following number of Performance Shares, valued at the value of the underlying shares at December 31, 1996, applicable to performance periods not yet completed: Mr. Bersticker, 23,000 shares, valued at $652,625; Mr. Ortino,

    12,900 shares, valued at $366,038; Mr. Bush, 9,700 shares, valued at $275,238; Mr. Finch, 4,700 shares, valued at $133,363; Mr. Friederichsen, 5,800 shares, valued at $164,575; and Mr. Ritondaro, 5,500 shares, valued at $156,063. Such values are also based upon achievement of target levels of performance by Ferro during the performance period and realization of values will be a function of Ferro's performance during the performance period.

(2) Stock Option grants were awarded on the following dates: January 28, 1994, January 18, 1995, and January 17, 1996.

(3) In the year ended December 31, 1996, All Other Compensation includes company matching payments under the Ferro ESOP, as follows: Mr. Bersticker, $6,107, Mr. Ortino, $6,107, Mr. Bush, $6,107, Mr. Finch, $6,107, Mr. Friederichsen, $5,937, and Mr. Ritondaro, $5,937; personal use of leased automobiles, as follows: Mr. Bersticker, $4,115, Mr. Ortino, $4,303, Mr. Bush, $5,467, Mr. Finch, $4,191, Mr. Friederichsen, $1,881, and Mr. Ritondaro, $5,935; taxable portion of benefits under health, hospitalization, and life insurance programs, as follows: Mr. Bersticker, $9,126, Mr. Ortino, $3,744, Mr. Bush, $4,587, Mr. Friederichsen, $3,510, and Mr. Ritondaro, $3,668; individual tax services, as follows: Mr. Bersticker, $7,225, Mr. Ortino, $4,500, Mr. Bush, $3,325; and in the case of Mr. Ortino, home leave benefits of $4,106. In addition, dividends received from restricted stock granted under Performance Share Plans were as follows: Mr. Bersticker, $13,340, Mr. Ortino, $7,482, Mr. Bush, $5,626, Mr. Finch, $2,726, Mr. Friederichsen, $3,364, and Mr. Ritondaro, $3,190.

(4) Mr. Bush ceased to be an executive officer of the Company on September 30, 1996 when he stepped down as Executive Vice President and Chief Operating Officer.

STOCK OPTION GRANTS, EXERCISES AND YEAR END VALUES

     The following table sets forth information regarding grants of stock options to each of the continuing six highest paid executive officers of Ferro under Ferro's stock option plan during the fiscal year ended December 31, 1996. The exercisability of the stock options vests at the rate of 25% per year. In the case of death, retirement, disability or change of control, the options become 100% exercisable.

                             OPTION GRANTS IN 1996

                                                 % OF
                                                 TOTAL
                                                OPTIONS
                                                GRANTED                               GRANT DATE
                                                  TO                                   PRESENT
                                    OPTIONS    EMPLOYEES    EXERCISE    EXPIRATION     VALUE(1)
               NAME                 GRANTED     IN 1996      PRICE         DATE           $
----------------------------------  -------    ---------    --------    -----------   ----------
A.C. Bersticker
Chairman and Chief Executive
Officer...........................  48,000        12.3%     $23.625      1/17/2006     $408,960

H.R. Ortino
President and Chief Operating
Officer...........................  30,000         7.7%     $23.625      1/17/2006     $255,600

W.F. Bush(2)
Executive Vice President and Chief
Operating Officer.................  19,500         5.0%     $23.625      1/17/2006     $166,140

R.J. Finch
Vice President, Specialty
Plastics..........................   9,500         2.4%     $23.625      1/17/2006     $ 80,940

J.B. Friederichsen
Vice President, Specialty
Chemicals.........................  12,500         3.2%     $23.625      1/17/2006     $106,500

G.H. Ritondaro
Vice President and Chief Financial
Officer...........................  12,500         3.2%     $23.625      1/17/2006     $106,500

---------------

Notes:

(1) The grant date present value has been calculated using the Black-Scholes method of option valuation. The model assumes the following: (a) an option term of ten years; (b) an interest rate that represents the interest rate on a U.S. Treasury bond with a maturity date corresponding to the ten year option term; (c) volatility calculated using month-end stock prices for the past three years prior to grant date; and (d) the stock's annualized dividend yield also over the past three years.

(2) Mr. Bush ceased to be an executive officer of the Company on September 30, 1996 when he stepped down as Executive Vice President and Chief Operating Officer.

                                               21

     The following table shows information regarding stock option exercises during 1996 and information regarding options held at year end.

                                                                                    VALUE OF
                                                                 NUMBER OF         UNEXERCISED
                                                                UNEXERCISED       IN-THE-MONEY
                                                                 OPTIONS AT        OPTIONS AT
                                                                DECEMBER 31,      DECEMBER 31,
                                      SHARES                        1996             1996(1)
                                     ACQUIRED                  --------------     -------------
                                        ON         VALUE        EXERCISABLE/      EXERCISABLE/
              NAME                   EXERCISE     REALIZED     UNEXERCISABLE      UNEXERCISABLE
---------------------------------    --------     --------     --------------     -------------
A.C. Bersticker                          N/A           N/A     149,250/93,000      $1,250,441/
  Chairman and Chief Executive                                                        $326,438
  Officer

H.R. Ortino                              N/A           N/A      55,875/51,000      $  458,716/
  President and Chief Operating                                                       $191,719
  Officer

W.F. Bush (2)                            N/A           N/A      62,250/40,500      $  587,287/
  Executive Vice President and                                                        $141,844
  Chief Operating Officer

R.J. Finch                               N/A           N/A       9,250/14,750      $   35,313/
  Vice President, Specialty                                                            $58,250
  Plastics

J.B. Friederichsen                       N/A           N/A       2,500/17,000      $    4,375/
  Vice President, Specialty                                                            $72,500
  Chemicals

G.H. Ritondaro                           N/A           N/A      20,250/16,375      $  216,223/
  Vice President and Chief                                                             $67,579
  Financial Officer

---------------

Notes:

(1) Value of unexercised in-the-money options is based on Ferro's NYSE closing common stock price on December 31, 1996, of $28.375.

(2) Mr. Bush ceased to be an executive officer of the Company on September 30, 1996 when he stepped down as Executive Vice President and Chief Operating Officer.

PERFORMANCE SHARE PLAN AWARDS

     The following table sets forth information relating to Performance Share Plan ("Plan") awards to each of the continuing six highest paid executive officers of Ferro. The Plan has a three year performance cycle ending on December 31, 1998. A condition to vesting includes the continued employment of the Plan participant to the end of the Performance Period. However, in the case of death, disability or retirement, there is a pro rata payment at the end of the Performance Period based upon the portion of the Performance Period during which employment continued. Also, in the case of a change of control, a cash payment equal to (1) the aggregate value of Performance Share awards based on the remaining term in the executive's employment agreement and the portion of the Performance Period that expired prior to the change in control, minus (2) the value of payments made under the Plan, is paid at the time of the change of control.

                     PERFORMANCE SHARE PLAN AWARDS IN 1996

                                                         ESTIMATED FUTURE SHARE PAYOUTS
                                     NUMBER OF     -------------------------------------------
              NAME                   SHARES(a)     THRESHOLD(b)      TARGET(c)      MAXIMUM(d)
---------------------------------    ---------     ------------     -----------     ----------
                                                                    (IN SHARES)
A.C. Bersticker                        16,600          4,150           16,600         20,750
  Chairman and Chief Executive
  Officer

H.R. Ortino                            10,000          2,500           10,000         12,500
  President and Chief
  Operating Officer

W.F. Bush(e)                            6,800          1,700            6,800          8,500
  Executive Vice President and
  Chief Operating Officer

R.J. Finch                              3,300            825            3,300          4,125
  Vice President, Specialty
  Plastics

J.B. Friederichsen                      4,400          1,100            4,400          5,500
  Vice President, Specialty
  Chemicals

G.H. Ritondaro                          4,400          1,100            4,400          5,500
  Vice President and Chief
  Financial Officer

---------------

Notes:

(a) The Plan has a three year performance cycle ending December 31, 1998. Performance measurements are based on a matrix that is a function of return on average common equity (target -- 15%) and net income growth
    (target -- 15%) for Messrs. Bersticker, Ortino and Bush. For Messrs. Finch, Friederichsen, and Ritondaro, the performance factors are a function of return on average net assets employed and operating income growth for the operations in their respective groups.

(b) Threshold is 25% of Award.

(c) Target is 100% of Award.

(d) Maximum is 125% of Award.

(e) Mr. Bush ceased to be an executive officer of the Company on September 30, 1996 when he stepped down as Executive Vice President and Chief Operating Officer.

RETIREMENT PLAN

     Ferro maintains a non-contributory defined benefit retirement program for eligible salaried employees, including officers. In general, as applied to the senior officer group of Ferro the retirement program provides a monthly pension at age 60 payable for life with a guarantee of 120 monthly payments. The monthly retirement benefit payable to a participating officer who retires on or after age 60 with 30 or more years of service is 50% of the monthly average of the participant's covered compensation during the five consecutive calendar years in which his covered compensation was the highest, reduced by 50% of his primary Social Security benefit. If the participating employee has less than 30 years of service, the monthly pension net benefit is reduced proportionately. Generally, for purposes of the retirement program, covered compensation means basic salary plus bonus plus values earned under the Performance Share Plan. Section 415 of the Internal Revenue Code limits the annual benefits payable from the Ferro Qualified Retirement Plan (to $120,000 per year for 1996). In addition, the amount of covered compensation used to compute the Ferro Qualified Retirement Plan benefit is limited by the Internal Revenue Code. In response to such limitations and for certain other purposes, Ferro has adopted an Excess Benefits Plan. The Excess Benefits Plan will pay retirement program benefits to participants in the Ferro Qualified Retirement Plan in excess of those payable from the Ferro Qualified Retirement Plan. Ferro's established normal retirement age is 65, but in the case of officers, retirement benefits are not subject to reduction if the officer retires after attainment of age 60 with 30 years of service and if the officer signs a non-competition agreement. The following table shows estimated annual benefits payable upon retirement under both the Ferro Qualified Retirement Plan and the Excess Benefits Plan to officers with the specified years of service and whose average annual covered compensation during the five consecutive calendar years in which their covered compensation was the highest would be as indicated. As of December 31, 1996, Messrs. Bersticker, Ortino,

Bush, Finch, Friederichsen, and Ritondaro had 38, 25, 32, 5, 2, and 10 years of service, respectively.

                                             YEARS OF SERVICE AT AGE 65
       ASSUMED                                   RETIREMENT IN 1996
       REGULAR            -----------------------------------------------------------------
    COMPENSATION             15            20            25            30            35
---------------------     ---------     ---------     ---------     ---------     ---------
      $ 200,000           $  46,256     $  61,675     $  77,093     $  92,512     $  92,512
        300,000              71,256        95,008       118,760       142,512       142,512
        400,000              96,256       128,341       160,427       192,512       192,512
        500,000             121,256       161,675       202,093       242,512       242,512
        600,000             146,256       195,008       243,760       292,512       292,512
        700,000             171,256       228,341       285,427       342,512       342,512
        800,000             196,256       261,675       327,093       392,512       392,512
        900,000             221,256       295,008       368,760       442,512       442,512
      1,000,000             246,256       328,341       410,427       492,512       492,512
      1,100,000             271,256       361,675       452,093       542,512       542,512
      1,200,000             296,256       395,008       493,760       592,512       592,512

---------------

     The five year average covered compensation for the individuals listed in the Summary Compensation Table was: Mr. Bersticker, $957,146; Mr. Ortino, $492,228; Mr. Bush, $531,957; Mr. Finch, $233,865; Mr. Friederichsen, $218,432;
and Mr. Ritondaro, $244,797. See page 26 of this Proxy Statement for a description of an agreement entered into with Mr. Bush pertaining to his retirement.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Ferro is a party to executive employment agreements (the "Executive Employment Agreements") with 10 of its officers, including each of the individuals named in the summary compensation table on page 19 of this Proxy Statement. The purpose of the Executive Employment Agreements is to reinforce and encourage the continued attention and dedication of these officers to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of Ferro. To that end, the Executive Employment Agreements obligate Ferro to provide certain severance benefits, described below, to any of these officers whose employment is terminated under certain circumstances.

     Benefits are payable under the Executive Employment Agreements if the officer's employment is terminated for reasons other than for cause, disability, death or normal retirement or if the officer terminates his employment for "Good Reason." Good Reason will exist if (1) Ferro fails to honor any of its obligations or responsibilities under certain designated sections of the Executive Employment Agreement or (2) if the officer receives a notice of termination from the Company for the purposes of preventing extension of the term of the officer's employment agreement or (3) if the officer voluntarily resigned at any time during the three month period following the first anniversary of a change in control. Benefits are also payable if a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ferro fails to expressly assume the Executive Employment Agreements. The principal benefits to be provided to the officers under the Executive Employment Agreements are (i) a lump sum severance payment equal to a full year's compensation (base salary and incentive compensation) multiplied by three in the cases of Messrs. Bersticker, Ortino, and Bush and multiplied by two in the case of the other officers with whom Executive Employment Agreements were made, (ii) a lump sum calculated to approximate the present value of the additional retirement benefits to which the officer would have become entitled had he remained in the employment of Ferro for the same number of years used in computing the lump sum severance payment, (iii) continued participation in Ferro's employee benefit programs such as group life, health and medical insurance coverage for the same number of years used in computing the lump sum severance payment, and (iv) a cash payment in an amount to reimburse on an after tax basis that portion of any excise tax attributable to payments or benefits required to be made to the executive.

     As security for its payment of the benefits provided for in the Executive Employment Agreements, Ferro has established, in accordance with its obligation under the Executive Employment Agreements, an escrow account at National City Bank and deposited into that escrow account a percentage of the amount which would be payable to each of the officers under the Executive Employment Agreements. No officer has a right to receive any amount in the escrow account until Ferro has defaulted in its obligations to that officer under the Executive Employment Agreement to which he is a party. Interest earned on the escrow account is paid to the Company.

     In 1996, Ferro entered into an agreement with Mr. Bush which provides for his compensation as an employee of the Company after he stepped down as Executive Vice President and Chief Operating Officer on September 30, 1996. The agreement supersedes his executive employment agreement and provides that Mr. Bush would continue to be paid his existing salary through December 31, 1996 and will be entitled to bonus participation for 1996 as if he had remained employed in his executive capacity for the full year.

     Beginning January 1, 1997 through January 3, 2000, Mr. Bush will be retained on the payroll and will be paid an annual salary of $543,750 in return for his services. In addition, Mr. Bush will be entitled to continued participation in certain employee benefit plans through January 3, 2000.

     Mr. Bush will be deemed to have retired as of February 1, 2000 with respect to his rights under the Ferro Stock Option Plan and Performance Share Plan. Also commencing February 1, 2000, Mr. Bush will be eligible to participate as a retiree in the Ferro Salaried Retiree Medical Program and will be entitled to receive a monthly pension in an amount determined in accordance with the provisions of the Ferro Corporation Retirement Plan and the Ferro Corporation Excess Benefits Plan. See page 24 of this Proxy Statement for a description of the retirement plans.

                             SHAREHOLDER PROPOSALS

PROPOSAL NO. 1

     Mr. Kenneth Steiner, of 16 Stoner Avenue, Great Neck, New York 11021, who states that he is the beneficial owner of 945 shares of common stock of Ferro Corporation and that he has held such shares continuously for at least one year, has notified the Company in writing that he intends to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and supporting statement, as presented to the Company, is as follows:

     STOCK COMPENSATION PROPOSAL

     "RESOLVED, that the shareholders recommend that the Board of Directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years."

     SUPPORTING STATEMENT

     A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders.

     Traditionally, non-employee directors were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise critical oversight of management's performance in fostering corporate profitability and shareholder value.

     What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth, and Zurn Industries.

     In June, 1995, the National Association of Corporate Directors' (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that directors of public companies be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widelyreported empirical studies have confirmed the potential efficacy of this approach. Research conducted by Professor Charles M. Elson of the Stetson University Law School found that those companies whose outside directors held substantial amounts of company stock tended both to compensate their executives more reasonably, and outperform those businesses where the directors held little or no equity, suggesting a link between director stock ownership and better corporate oversight and performance.

     It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interests of outside directors with those of shareholders than one which results in their sharing of the same bottom line. I urge your support. Vote for this resolution.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     THE BOARD OF DIRECTORS, FOR THE REASONS STATED BELOW, RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 1.

     The Board of Directors and the management of the Company support the view that non-employee directors should have an economic interest in the Company.

Nevertheless, there are at least three reasons why shareholders should vote against Proposal No. 1.

     First, the Company's compensation package for non-employee directors already includes two elements of Company stock. At the 1996 Annual Meeting the shareholders approved an annual, automatic grant of options to directors. Thus, each director receives 2,500 options per year, which become exercisable over a period of four years. In addition, since 1995, Company directors have had the opportunity to receive a portion of their fees in the form of Company stock. During 1996, five of our eight non-employee directors received their remuneration in this manner.

     Second, the Company's current approach of a voluntary program to acquire additional stock is preferable to an inflexible requirement that directors receive at least half of their remuneration in restricted stock. The stock provided to the directors would constitute taxable income for which the directors would not be given cash in order to pay the taxes. Because the directors would be prohibited from selling any of that stock for three years, the Company would be offering a highly unattractive form of director remuneration. It is essential that the Company be able to attract and retain directors of the highest quality, individuals whose services are in demand. The Company must have the ability to offer a competitive remuneration package, as well as the flexibility to adjust to changing trends in director compensation and to the unique circumstances of each potential candidate for the Board.

     Third, it is unfair and inaccurate to suggest that directors will be more dedicated to the Company or make higher quality judgments if they are obligated to receive half of their remuneration in restricted stock. The Company's directors understand their responsibilities and are completely dedicated to fulfilling them. The form of remuneration does not affect the quality of a director's performance.

     In conclusion, the Board of Directors believes that the current non-employee directors compensation package is competitive with industry standards, and that implementation of this proposal would not benefit the Company, and indeed would significantly impair its ability to attract and retain qualified candidates to serve as directors.

                        THE BOARD OF DIRECTORS URGES YOU
                       TO VOTE "AGAINST" PROPOSAL NO. 1.

PROPOSAL NO. 2

     Mr. Charles Miller, of 23 Park Circle, Great Neck, New York 11024, who states that he is the beneficial owner of 200 shares of common stock of Ferro Corporation and that he has held such shares continuously for at least one year, has notified the Company in writing that he intends to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and supporting statement, as presented to the Company, is as follows:

     ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of the directors previously elected."

     SUPPORTING STATEMENT

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that a Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to shareholders.

     The elimination of the Company's classified board would require each new director to stand for election annually and allow the stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe that this is one of the best methods available to the stockholder to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     A classified board might also be seen as an impediment to a potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

     I am a founding member of the Investors Rights Association of America and I believe that the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that the stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change. I urge your support. Vote for this resolution.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     THE BOARD OF DIRECTORS, FOR THE REASONS STATED BELOW, RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 2.

     The Company's Board has been classified since the 1969 Annual Meeting, when less than 1% of the shares were voted against classification. Since that time, shareholder resolutions to declassify the Board have been proposed seven times and the proposals have never received more than 20% support.

     We believe that a classified Board is in the shareholders' best interest for two reasons. First, as cited in past Company proxy statements, a classified Board facilitates the continuity of director input into strategic planning and other management oversight and thereby enables the Company to develop and carry out long-range plans. The experience of the holdover directors serves to minimize disruptions to the Company's leadership, and the holdover directors can provide invaluable insight into the rationale and historical consequences of past decisions.

     Second, a classified Board makes it more likely that a potential acquiror of the Company would offer a full and fair price to the shareholders, because a classified Board makes it more difficult for the acquiror to use a proxy contest in order to achieve its objectives without fairly compensating the Company's existing shareholders. In other words, a classified Board strengthens the ability of the directors to fulfill their obligations to the shareholders. Moreover, the Board is not aware of any offer to acquire the Company that would have been made had the Company not had a classified Board.

     In conclusion, the Board of Directors believes that classification is critical in providing the highest quality of management and that a classified Board is particularly important in the current Merger and Acquisition environment where some takeover artists are acquiring control of public companies, not for dollars, but with votes and proxy contests.

                        THE BOARD OF DIRECTORS URGES YOU
                       TO VOTE "AGAINST" PROPOSAL NO. 2.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 1998 annual meeting and who wishes to have the proposal included in Ferro's proxy statement and form of proxy for that meeting must deliver the proposal to Ferro not later than November 11, 1997.

                                 MISCELLANEOUS

     The accompanying proxy is solicited by the Board of Directors of Ferro and will be voted in accordance with the instructions thereon if it is returned duly executed and is not revoked. A shareholder may revoke his proxy without affecting any vote previously taken, by giving notice to the Company in writing or in open meeting.

     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from securities holders and beneficiaries for whose account they hold registered title to shares of the Company. In addition to using the mails, directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Georgeson & Co., New York, New York, has been retained, at an estimated cost of $10,000 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, by telephone, or by telegram.

     The record date for determination of shareholders entitled to vote at the 1997 annual meeting is February 26, 1997. On that date the outstanding voting securities of Ferro were 25,631,708 shares of Common Stock, having a par value of $1 each and 1,334,400 shares of Series A ESOP Convertible Preferred Stock. Each share has one vote and the Common Stock and the Series A ESOP Convertible Preferred Stock vote together as a single class.

     Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of Ferro, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he owns multiplied by the number of directors to be elected. Each shareholder may cast all of his votes for a single nominee or may distribute his votes among as many nominees as he sees fit. As indicated on page 1 of this Proxy Statement, if the election of directors is by cumulative voting the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment. Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention is applicable.

     So far as the management is aware, no matters other than those outlined in this Proxy Statement will be presented to the meeting for action on the part of the shareholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares to which the proxy relates, in accordance with their best judgment.

                                              FERRO CORPORATION

                                              MARK A. CUSICK, Secretary

March 13, 1997

                                                                       EXHIBIT A

                               FERRO CORPORATION

                          1997 PERFORMANCE SHARE PLAN

1. Purpose. The purpose of the 1997 Ferro Corporation Performance Share Plan is to promote the long-term financial interests and growth of the Corporation, by (i) attracting and retaining executive personnel possessing outstanding ability; (ii) motivating executive personnel, by means of performance-related incentives, to achieve long-range performance goals; (iii) providing incentive compensation opportunities competitive with those of other major corporations; and (iv) furthering the identity of interests of Participants with those of the stockholders of Ferro Corporation through opportunities for increased stock ownership in the Corporation.

2.  Definitions.  The following definitions are applicable to this Plan:

     (a) "Committee" means the committee of the Board of Directors referred to in Section 4.

     (b) "Common Stock" means shares of the Corporation as specified in
Section 7.

     (c) "Corporation" means Ferro Corporation.

     (d) "Equity" means with respect to any fiscal year the average stockholders' equity of the Corporation (less any portion thereof attributable to preferred stock), as determined by the Corporation's Independent Auditors.

     (e) "Growth Rate" shall mean the growth rate determined by measuring the specific performance being measured during the first year of the Performance Period as compared to such performance during the fiscal year immediately preceding the commencement of the Performance Period; the growth rate determined by measuring such performance during the second year of the Performance Period as compared to such performance during the first year of the Performance Period; the growth rate determined by measuring such performance during the third year of the Performance Period as compared to such performance during the second year of the Performance Period; and continuing the foregoing procedure for each year of the Performance Period; and then calculating a simple arithmetic average of the individual year growth rates as calculated above to determine the applicable growth rate for the Performance Period.

     (f) "Independent Auditors" means with respect to any fiscal year the independent public accountants appointed by the Board of Directors of the Corporation to audit the consolidated financial statements of the Corporation on behalf of the Shareholders and the Board of Directors of the Corporation.

     (g) "Net Income" means with respect to any fiscal year the consolidated net income of the Corporation for such year after provision for all costs and expenses including the expenses incurred by the Plan, and federal, state, local and foreign income taxes, and provision for dividends on preferred stock; all as determined by the Corporation and audited by the Corporation's Independent Auditors.

     (h) "Operating Income" means operating income of the applicable business unit or units of the Corporation adjusted, if appropriate, to exclude the effect of extraordinary items, as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

     (i) "Participant" means an officer or other key executive of the Corporation or of any subsidiary or affiliate of the Corporation, selected by the Committee to participate in this Plan.

     (j) "Performance Period" refers to the period during which the Performance Target is measured.

     (k) "Performance Shares" means interests in this Plan which will be represented by or converted into shares of Common Stock or cash or a combination of Common Stock and cash, and distributed to Participants or, in the case of shares of Common Stock, become non-forfeitable, after the end of the Performance Period based upon the level of achievement of the Performance Targets.

     (l) "Performance Targets" means pre-determined goals established by the Committee. The Performance Targets determine the extent to which Performance Shares are converted into Common Stock and cash, or the extent to which Common Stock previously issued hereunder shall be forfeited.

     (m) "Plan" means the 1997 Ferro Corporation Performance Share Plan as the same may be amended from time to time.

     (n) "Return on Average Assets Employed" means the return on average assets employed by the applicable business unit or units of the Corporation as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

     (o) "Return on Equity" means with respect to any fiscal year Net Income for the year divided by Equity.

     (p) "Return on Net Assets" means the return on average assets employed, net of average liabilities outstanding, by and of the applicable business unit or units of the Corporation as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

     (q) "Value of Common Stock" means the average closing price per share of the Common Stock on the New York Stock Exchange for each day such shares are traded during the first ten (10) calendar days of December.

     (r) "1995 Plan" means the 1995 Performance Share Plan of the Corporation heretofore in effect.

3. Operation of Plan. The Committee will authorize an award of a specific number of Performance Shares to each Participant as of the first day of each Performance Period. Performance Targets will be established at the beginning of each Performance Period. If at the end of the Performance Period the Performance Target is fully met, Performance Shares granted hereunder will be converted into shares of Common Stock and cash, or Common Stock issued hereunder will in part become non-forfeitable and in part be repurchased by the Company, all in the manner determined by the Committee and set forth in the applicable Performance Share Award Agreement. If the Performance Target has not been fully met, conversion, or non-forfeiture, will occur only to the extent, if any, provided at the time of the award of Performance Shares, for the partial attainment of the Performance Target, and the balance of Performance Shares for such Performance Period will be forfeited.

     Performance Targets may be established in terms of Return on Equity, Operating Income as a Return on Net Assets, Operating Income as a Return on Average Assets Employed, Operating Income Growth Rate and Net Income Growth Rate, or various combinations of the foregoing.

     The award level shall be calculated as a percentage of salary by applying such percentage to the Participant's salary and dividing such resulting number by the Value of Common Stock during the fiscal year prior to the commencement of the applicable Performance Period.

     The maximum payout with respect to any award made for any Performance Period commencing on or after January 1, 1997 shall be 200% of the Target Level set with respect to the award, and the maximum payout for any Performance Period

(doubled if bi-annual grants are utilized) with respect to any Participant shall be 100,000 shares, or a combination of shares and cash equal to the dollar equivalent thereof, subject to adjustment as provided in Section 8 hereof.

     The Committee shall have the authority to make adjustments by reason of special matters, such as acquisitions or special charges.

     Extraordinary items, and the effect of extraordinary items, shall be excluded, in the determination of standards used for the measurement of Performance Targets, and the degree of achievement thereof, if and to the extent so determined by the Committee.

     The Corporation may adopt a practice of bi-annual grants, rather than annual grants in which event the grant levels shall be double the normal annual grant levels.

     The standards reflected above are intended to preserve to the Committee some degree of flexibility in responding to economic and competitive conditions, individual situations, and the evaluation of individual performance and the economic potential and business plans of various units of the Corporation.

4. Administration. This Plan shall be administered under the supervision of a committee (herein called the "Committee") composed of not less than three directors of the Corporation appointed by the Board of Directors. The members of the Committee shall each be "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or statute.

5. Participation. The Committee will select Participants from time to time from those employees of the Corporation and its subsidiaries and affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Corporation.

6. Terms and Conditions of Performance Share Awards. All Performance Shares awarded under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee:

     (a) If a Participant ceases to be an employee of the Corporation, its subsidiaries or affiliates (for reasons other than death, disability or retirement pursuant to an established retirement plan or policy of the Corporation, subsidiaries or affiliates), Performance Shares and Common Stock awarded to the Participant other than those applicable to Performance Periods which have been completed at the time of such cessation of employment, shall be forfeited except (i) as otherwise provided herein in the case of a Change of Control and (ii) in the case of those Participants who are parties to Employment Agreements with the Corporation, for the purposes of this Plan, employment shall be deemed to have continued through the end of the Contract Term provided for in such Employment Agreements unless terminated by the Corporation for Cause or by the Participants without Good Reason, all as determined under the terms of such Employment Agreements.

     (b) If a Participant ceases to be an employee of the Corporation, its subsidiaries or affiliates due to death, disability or retirement pursuant to a retirement plan or policy of the Corporation, the subsidiary or affiliate, he will be eligible to receive a pro-rata proportion of the Performance Shares awarded or, if applicable, a pro-rata portion of the Common Stock awarded shall become non-forfeitable, following the end of the Performance Period and the determination of the degree of achievement of the applicable Performance Targets, such pro-rata proportion or portion to be measured by a fraction of which the numerator is the portion of the Performance Period during which the Participant's employment continued and the denominator is the Performance Period.

     (c) In the case of a "Change in Control" of the Corporation all previously established Performance Targets will be conclusively deemed to have been met. For purposes hereof, a "Change in Control" of the Corporation shall mean a Change in Control of the Corporation of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to
Item 6(e) of schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of section 14(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     In the event of a Change of Control of the Corporation:

          (i) Participants shall be entitled to receive a pro-rata proportion of the shares of Common Stock and cash which would have been issued or delivered to them at the end of the Performance Period or, if applicable, a pro-rata portion of the Common Stock shall become non-forfeitable, (recognizing that the Performance Targets are conclusively deemed to have been met by reason of the Change of Control of the Corporation), such pro-rata proportion or portion to be measured by a fraction of which the numerator is the portion of the Performance Period prior to such Change of Control of the Corporation, and the denominator is the Performance Period;

          (ii) In lieu of issuing shares of Common Stock of the Corporation upon such conversion of Performance Shares, the Corporation shall make payment to the Participants in cash based on the fair market value of the Common Stock that would have been issued under paragraph (i) above (but for this paragraph (ii)), or, if applicable, Common Stock which has become non-forfeitable under paragraph (i) above shall be repurchased by the Corporation at the fair market value of the Common Stock;

          (iii) The "fair market value of the Common Stock" for this purpose shall be the higher of (x) the closing price on the New York Stock Exchange for Ferro Corporation Common Stock on the date such Change of Control of the Corporation occurs or (y) the highest price per share of Ferro Corporation Common Stock actually paid in connection with such Change of Control;

          (iv) Cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change of Control of the Corporation; provided, however, no such payment shall be due and payable with respect to any Performance Share award prior to the expiration of seven months from the date of grant of such award; and

          (v) After the payment provided for in (iv) above the Participants shall have no further rights under awards of Performance Shares outstanding at the time of such Change of Control of the Corporation.

     (d) At the time of an award of Performance Shares the Participant shall enter into a Performance Share Award Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the award and other such matters as the Committee shall in its sole discretion determine.

7. Shares Subject to the Plan. The shares to be issued under the Plan shall be shares of Common Stock and may be authorized but unissued shares or issued shares reacquired and held as treasury shares as the Committee may from time to time determine. Subject to adjustment in the number and kind of shares as provided in

Section 8 hereof and, subject to the immediately following sentence of this Section, the number of shares of Common Stock reserved for awards under the Plan shall be equal to the number of shares remaining available for issuance under the 1995 Plan at the time of adoption of this Plan by the Shareholders of the Corporation increased by (i) 750,000 shares and (ii) by the number of Performance Shares outstanding under the 1995 Plan, if any, which are canceled or forfeited under the terms of the 1995 Plan.

     The maximum number of shares which shall be available for new awards under the Plan at any particular time shall be the maximum number obtained by subtracting from the total number of shares reserved under the Plan the sum of

     (a) the number of shares of Common Stock represented by Performance Share awards outstanding under the Plan for unexpired Performance Periods, plus

     (b) the number of shares of Common Stock represented by potentially forfeitable Common Stock issued with respect to Performance Share awards outstanding under the Plan for unexpired Performance Periods, plus

     (c) the number of shares of Common Stock previously issued under the Plan upon conversion of Performance Shares or which have become non-forfeitable under the Plan, plus

     (d) the number of Performance Shares under the Plan which settled by the payment of cash, plus

     (e) the number of shares of Common Stock previously issued under the Plan which have been repurchased by the Corporation pursuant to the terms and requirements of the Plan or a Performance Share Award Agreement;

with all of the foregoing (a) through (e) to be interpreted to avoid counting the same shares twice.

8. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which awards may be granted under the Plan and the shares issuable pursuant to then outstanding Performance Shares shall be appropriately adjusted by the Committee, whose determination shall be final.

     In the event the Corporation shall at any time when a Performance Share award is outstanding make an Extraordinary Distribution (as hereinafter defined) in respect of Common Stock or effect a Pro-Rata Repurchase of Common Stock (as hereinafter defined), the Committee shall consider the economic impact of the Extraordinary Distribution or Pro-Rata Repurchase on Participants and make such adjustments as it deems equitable under the circumstances. The determination of the Committee shall, subject to revision by the Board of Directors of the Corporation, be final and binding upon all Participants.

     As used herein, the term "Extraordinary Distribution" means any dividend or other distribution of:

     (a) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchases which is in excess of the fair market value of the Common Stock repurchased during such twelve month period), exceeds ten percent (10%) of the aggregate fair market value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution, or

     (b) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of any Subsidiary of the Corporation), or any combination thereof.

     As used herein "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof, pursuant to any tender offer or exchange offer subject to section 13(e) of the Exchange Act or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares of the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase.

9. Assignment and Transfer. The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution; provided, however, that the Board of Directors of the Corporation is specifically authorized to amend the

Plan to permit assignment, encumbrance and transfer if and to the extent that such amendment would not produce adverse consequences under tax or securities laws.

10. Employee Rights Under the Plan. No employee or other person shall have any claim or right to be granted Performance Shares under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation.

     Unless the Performance Share Award Agreement specifies otherwise, a Participant shall forfeit all rights under any such Agreement if (i) in the opinion of the Committee, the Participant, without the written consent of the Corporation, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Corporation or any subsidiary; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Corporation.

11. Settlement by Subsidiaries. Settlement of Performance Share awards held by employees of subsidiaries shall be made by and at the expense of such subsidiary.

12. Amendment or Termination. The Board of Directors of the Corporation may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 8 hereof) no amendment shall be made without approval of the stockholders of the Corporation which shall (a) materially increase the total number of shares which may be awarded under the Plan or (b) materially change the class of employees eligible to participate in the Plan; provided that no such amendment, suspension or termination shall impair the rights of any Participant without his consent, in respect to any Performance Shares theretofore awarded pursuant to the Plan.

13. Effective Date and Term of the Plan. The Plan was initially adopted as of January 1, 1997 and was approved by action of the Shareholders of the Corporation on April 25, 1997. No Performance Shares shall be awarded under the Plan after December 31, 2004.

14. Termination of Grants under the 1995 Plan. Following approval of this Plan by the Shareholders of the Corporation, no further grants of performance shares shall be made under the 1995 Plan.

FERRO CORPORATION    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Ferro Corporation hereby appoints A. C. Bersticker, H. R. Ortino, and M. A. Cusick the Proxies of the undersigned to vote the shares of the undersigned at the 1997 annual meeting of shareholders of said Corporation and any adjournment thereof upon the following:

   THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST FOR PROPOSALS 1, 2, AND 3.

(1) ELECTION OF DIRECTORS: Glenn R. Brown, William E. Butler, John C. Morley and Hector R. Ortino for terms expiring in 2000.

    [ ] FOR all nominees (except as marked          [ ] WITHHOLD AUTHORITY
        to the contrary)                                to vote for all nominees

        (INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) PROPOSAL TO ADOPT THE 1997 PERFORMANCE SHARE PLAN.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(3) RATIFICATION OF THE DESIGNATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

   THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST AGAINST PROPOSALS 4 AND 5.

(4) SHAREHOLDER PROPOSAL NO. 1 REGARDING COMPENSATION OF NON-EMPLOYEE DIRECTORS.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(5) SHAREHOLDER PROPOSAL NO. 2 REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

                                     (Continued, and to be signed on other side)



PROXY NO.                  (Continued from other side)                 SHARES

(6) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.

                                                    Dated................., 1997


                                                    ............................
                                                             Signature

                                                    ............................
                                                     Signature if held jointly

                                                    NOTICE: When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give your
                                                    full title as such. A proxy
                                                    given by a corporation
                                                    should be signed in the
                                                    corporate name by the
                                                    chairman of its board of
                                                    directors, its president,
                                                    vice president, secretary,
                                                    or treasurer.

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                                   THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE.

                                   Proxy Card

FERRO CORPORATION    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO: NATIONAL CITY BANK, CLEVELAND, OHIO
    TRUSTEE UNDER THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

    I hereby direct that the voting rights pertaining to shares of stock of Ferro Corporation held by you, as Trustee, and allocated to my account shall be exercised at the 1997 annual meeting of shareholders of said Corporation and any adjournment thereof to vote:

   THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST FOR PROPOSALS 1, 2, AND 3.

(1) ELECTION OF DIRECTORS: Glenn R. Brown, William E. Butler, John C. Morley and Hector R. Ortino for terms expiring in 2000.

    [ ] FOR all nominees (except as marked       [ ] WITHHOLD AUTHORITY
                                                     to vote for all nominees

        (INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) PROPOSAL TO ADOPT THE 1997 PERFORMANCE SHARE PLAN.
                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(3) RATIFICATION OF THE DESIGNATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

   THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST AGAINST PROPOSALS 4 AND 5.

(4) SHAREHOLDER PROPOSAL NO. 1 REGARDING COMPENSATION OF NON-EMPLOYEE DIRECTORS.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(5) SHAREHOLDER PROPOSAL NO. 2 REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS.

                                           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

                                     (Continued, and to be signed on other side)



                          (Continued from other side)

(6) In its discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5. THE TRUSTEE IS ALSO DIRECTED TO VOTE THE UNDERSIGNED'S PRORATA PORTION OF ALL OF THE TRUSTEE'S UNALLOCATED AND/OR UNVOTED SHARES IN THE SAME MANNER AS THE UNDERSIGNED HAS DIRECTED ON THE REVERSE SIDE HEREOF.

                                                    Dated................., 1997


                                                    ............................
                                                             Signature

                                                    NOTICE: When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give your
                                                    full title as such.

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                                   THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE.

                                   Proxy Card